CUSIP No. 111091104                                 13D

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13D with respect to the common stock, $2.50 par value per share (“Common Stock”), of Britton & Koontz Capital Corporation (the “Company”) (including amendments thereto) shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Rule 13d-1(k)(1)(ii) promulgated under the Exchange Act, no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 9th day of January, 2012.

/s/ Allan S. Martin
Allan S. Martin

/s/ Marie B. Martin
Marie B. Martin